BOWLIN

      Outdoor Advertising and Travel Centers Incorporated and Subsidiaries

                 Schedule of Computation of Earnings per Share


                                                      Years ended January 31,
                                                      -----------------------
                                                       1995             1996
                                                       ----             ----


Net Earnings                                        $  468,956     $     383,619
                                                    ==========     =============
Weighted average common shares outstanding           3,362,875         3,360,599

Net Earnings per Share                              $     0.14     $        0.11
                                                    ==========     =============


                                                   Nine months ended October 31,
                                                   -----------------------------

                                                        1995           1996
                                                        ----           ----

Net Earnings                                         $  411,855     $  685,890
                                                     ==========     ==========
Weidghted average common shares outstanding           3,362,309      3,452,991

Net Earnings per Share                               $      .12     $      .20
                                                     ==========     ==========



Note: Fully diluted earnings per share is equivalent to primary earnings per share. In addition, on November 12, 1996, 98,537 shares of outstanding Common Stock were returned to the Company without consideration and were subsequently cancelled. The above amounts do not give effect to that transaction. (see footnote 13 to the Consolidated Financial Statements)